Exhibit 4.44

English Summary

of

Supplemental Agreement to the Interconnection Settlement Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (Party A) and China Telecom Corporation Limited (Party B) entered into the Interconnection Settlement Agreement on September 10, 2002 and subsequently amended it on July 27, 2008 (the “2008 Supplemental Agreement”).

The Parties entered into the Supplemental Agreement to the Interconnection Settlement Agreement (the “Supplemental Agreement”) on August 25, 2010 to amend the Interconnection Settlement Agreement.

The key terms and conditions of the Supplemental Agreement are as follows:

1.	The Parties agree to add Article 6.5 to Article 6 of the Interconnection Settlement Agreement as follows: “The Parties agree that the standard and charges of interconnection settlement shall be set according to relevant regulations made by relevant state telecommunications authorities. In the event that the state telecommunications authorities amend the existing regulations or introduce new regulations concerning interconnection settlement, such regulations are applicable to this agreement upon confirmation by the Parties.”

2.	The Parties agree to amend Article 15.1 of the Interconnection Settlement Agreement as follows: “This agreement expires on December 31, 2004. Prior to the expiration of this agreement, Party B may deliver a written notification to Party A 30 days in advance to renew this agreement for a certain period as agreed upon by the Parties.”

3.	The Parties agree that the term of this Supplemental Agreement and the extended term of the Interconnection Settlement Agreement are from January 1, 2011 to December 31, 2012.

4.	The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

5.	Any dispute arising between the parties concerning the validity, interpretation, or performance of this Supplemental Agreement, the Interconnection Settlement Agreement, and the 2008 Supplemental Agreement to the Interconnection Settlement Agreement shall be resolved through friendly negotiation first. In case no settlement can be reached through friendly negotiation within thirty (30) days after the date when such dispute arises, either party may initiate proceedings in a competent people’s court in the place where Party B is domiciled.

6.	If there is any conflict between the Interconnection Settlement Agreement, the 2008 Supplemental Agreement to the Interconnection Settlement Agreement, and this Supplemental Agreement after this Supplemental Agreement becomes effective, this Supplemental Agreement shall prevail.